UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

_____________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

January 24, 2019

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Allegiance Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Texas	001-37585	26-3564100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

(Address of principal executive offices)

(281) 894-3200

(Registrant’s telephone number, including area code)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Plan

On January 24, 2019, the Board of Directors (“the Board”) of Allegiance Bancshares, Inc. (the “Company”) approved the Annual Incentive Plan (the “AIP”). The purpose of the AIP is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals. Employees of the Company and its participating affiliates are eligible to participate in the AIP.

Plan Administration. The AIP will be administered by a committee appointed by the Board and consisting of at least two members of the Board. The committee has the power, in its discretion, to: (a) designate participants; (b) determine the terms and conditions of any award; (c) determine whether, to what extent, and under what circumstances awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the AIP or any instrument or agreement relating to, or award granted under, the AIP; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the plan; and (f) make any other determination and take any other action that the committee deems necessary or desirable for the administration of the AIP.

Terms of Awards. The target award payable under the AIP for a particular performance period is expressed as a percentage of the participant's base salary. In special circumstances, the target award may be expressed as a fixed amount of cash. The committee will establish the target award for each participant, the payment of which shall be conditioned on the achievement of the performance goals for the performance period. The committee will establish in writing the performance goals for the performance period and shall prescribe a formula for determining the percentage of the target award (which may be greater than 100%) which may be payable based upon the level of attainment of the performance goals for the performance period. The performance goals will be based on one or more performance criteria, each of which may carry a different weight, and which may differ from participant to participant. The performance criteria may include any of the following, or such other criteria as determined by the committee in its discretion:

•	the price of a share of the Company’s common stock;
•	the Company's or an affiliate's earnings per share;
•	the Company's or an affiliate's net earnings;
•	the return on shareholders' equity achieved by the Company or an affiliate;
•	the Company's or an affiliate's return on assets;
•	the Company's or an affiliate's net interest margin;
•	the Company's or an affiliate's efficiency ratio;
•	the Company’s or an affiliate's return on average tangible common shareholder’s equity;
•	the Company’s or an affiliate's loan growth;
•	the Company’s or an affiliate's deposit growth;
•	the Company’s or an affiliate's non-performing asset ratio; or
•	the Company’s or an affiliate's net charge-off ratio.

Payment of Awards. Following the completion of each performance period, the committee will determine the extent to which the performance goals have been achieved or exceeded. To the extent that the performance goals are achieved, the committee shall determine the extent to which the performance goals applicable to each participant have been achieved and shall then determine the amount of each participant's award. In determining the amount of each award, the committee may reduce, eliminate or increase the amount of an award if, in its sole discretion, such reduction, elimination or increase is appropriate.

Amendment and Termination. The Board or the committee may, at any time, amend, suspend or terminate the AIP in whole or in part, except that no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination without such participant's consent.

The foregoing description of the AIP is qualified in its entirety by reference to the full text of the AIP, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)Exhibits. The following is filed as an exhibit to this Current Report on this Form 8-K:

Exhibit No.Description

10.1Annual Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiance Bancshares, Inc.

By:	/s/ George Martinez
George Martinez
Chairman and Chief Executive Officer
Date: January 29, 2019